EXHIBIT 99.1

News Release	Williams (NYSE: WMB) One Williams Center Tulsa, OK 74172 800-Williams www.williams.com

DATE: Nov. 1, 2017

MEDIA CONTACT:	INVESTOR CONTACT:
Keith Isbell (918) 573-7308	Brett Krieg (918) 573-4614

Williams Reports Third-Quarter 2017 Financial Results

•	3Q 2017 Net Income of $33 Million

•	3Q 2017 Adjusted EBITDA of $1.113 Billion

•	Williams Partners Placed 4 Transco Expansions (Gulf Trace, Hillabee Phase 1, Dalton Expansion, and New York Bay Expansion) Into Service to Date in 2017; Design Capacity Up 25%

•	Company Continues to Significantly Improve Credit Profile; Consolidated Net Debt (Long-term Debt Less Cash) Reduced by $3.3 Billion Since Jan. 1, 2017

•	Williams Partners Achieved Key Milestones for Atlantic Sunrise Project

TULSA, Okla. – Williams (NYSE: WMB) today announced its financial results for the three and nine months ended Sept. 30, 2017.

Williams Summary Financial Information	3Q				YTD
Amounts in millions, except per-share amounts. Per share amounts are reported on a diluted basis. All amounts are attributable to The Williams Companies, Inc.	2017		2016		2017		2016

GAAP Measures
Cash Flow from Operations	$569		$628		$1,837			$2,097
Net income (loss)	$33		$61		$487			($409)
Net income (loss) per share	$0.04		$0.08		$0.59			($0.55)

Non-GAAP Measures (1)
Adjusted income from continuing operations	$124		$148		$351			$320
Adjusted income from continuing operations per share	$0.15		$0.20		$0.42			$0.43
Adjusted EBITDA	$1,113		$1,192		$3,371			$3,313
Cash Flow available for Dividends and other uses	$355		$441		$1,095			$1,303
Dividend Coverage Ratio	1.43	x	2.94	x	1.47	x	1.17	x

(1) Schedules reconciling adjusted income from continuing operations, adjusted EBITDA, Cash Available for Dividends and Dividend Coverage Ratio (non-GAAP measures) are available at www.williams.com and as an attachment to this news release.

Third-Quarter 2017 Financial Results
Williams reported unaudited third-quarter 2017 net income attributable to Williams of $33 million, an unfavorable change of $28 million from third-quarter 2016. The unfavorable change was driven primarily by the absence of results associated with the Geismar olefins facility, which was sold July 6, 2017, and our former Canadian business, which was sold in September 2016.In addition, results were negatively impacted by impairments of assets, largely offset by the gain related to the sale of the Geismar facility.

Year-to-date, Williams reported an unaudited net income of $487 million, an improvement of $896 million over the same period in 2016. The favorable change was driven primarily by increased fee-based revenues from expansion projects, and gains on the sale of assets and equity investments. These favorable results were partially offset by higher impairment losses on assets between the periods and the decrease related to the previously mentioned sale of the Geismar olefins facility and the September 2016 sale of our former Canadian operations. Provision for income taxes also increased, driven by higher pre–tax income, partially offset by a $127 million benefit associated with the expected utilization of a capital loss carryover.

Williams reported third-quarter 2017 Adjusted EBITDA of $1.113 billion, a $79 million decrease from third-quarter 2016. The unfavorable change was driven primarily by the absence of $101 million of Adjusted EBITDA contribution from the Williams Partners segment associated with the previously described assets sold. Williams Partners' remaining businesses increased Adjusted EBITDA by approximately $13 million including an unfavorable impact of approximately $8 million from Hurricanes Harvey and Irma.

Year-to-date, Williams reported Adjusted EBITDA of $3.371 billion, an increase of $58 million over the corresponding nine-month reporting period in 2016. The improvement is primarily associated with favorable changes in Williams' Other segment. The Williams Partners segment reported an improvement of $8 million over the corresponding period with increased Adjusted EBITDA from current businesses of approximately $118 million, being partially offset by $110 million of reduced EBITDA resulting from the previously described assets sold.

CEO Perspective
Alan Armstrong, president and chief executive officer, made the following comments:

“The large-scale, competitive positions we've established continue to generate long-term value as evidenced once again this quarter as we maintained our strong results with year-to-date Adjusted EBITDA comparable for the Williams Partners segment to 2016 results despite the impact of two hurricanes and the sale of over $3 billion in assets. We've substantially reduced our direct exposure to commodities and, as a result, our current businesses' steady growth is being driven by consistent fee-based revenue growth.
“Our strategic focus on natural gas volumes continues to deliver results. So far in 2017, we've placed four of our 'Big 5' Transco expansion projects into service including Gulf Trace, Hillabee Phase 1, Dalton Expansion and New York Bay Expansion with the fifth of the 'Big 5' expansions - the Virginia Southside II project - expected to be placed in service during fourth-quarter 2017. The incremental capacity from the fully-contracted Transco expansion projects going in service so far this year reflects a 25 percent increase in Transco’s design capacity. And, year-to-date, Transco's transportation revenues have increased $74 million, a 7 percent increase over last year.
“Our existing asset footprint and the efficient incremental expansions available to us have also been highlighted in Williams Partners' Northeast G&P and West Operating Areas. Our recently announced agreement to expand our services in the Northeast for our valued customer, Southwestern Energy, showcases how well-positioned our Northeast G&P segment is to serve the growing gas production in the Marcellus and Utica. We are also positioned to capture growth in the Haynesville where in August, we completed the Springridge South plant expansion, and in Wyoming where we are able to bring more volumes onto our Wamsutter system after placing our Chain Lake compressor station into service in October to meet the growing demand of a customer.
“I’m also extremely pleased that even as we continue to deliver on our growth strategy by successfully executing on expansion projects across our operational map, we have strengthened our balance sheet and credit profile, significantly reducing our debt and continued to lower expenses. Year-to-date in 2017, total adjusted SG&A expenses have been reduced by about $40 million when compared to the same period in 2016.”
Business Segment Results
Williams’ business segments for financial reporting are Williams Partners and Other. In September 2016, Williams announced organizational changes aiming to simplify our structure, increase direct operational alignment to advance our natural gas-focused strategy, and drive continued focus on customer service and execution. Effective, Jan. 1, 2017, Williams implemented these changes which combined the management of certain of our operations and reduced the overall number of operating areas managed within our business. As a result of this realignment and the sale of our Canadian operations, the Williams NGL & Petchem Services reporting segment has been eliminated and the remaining assets are reported with Other.

Williams	Modified and Adjusted EBITDA
Amounts in millions	3Q 2017			3Q 2016			YTD 2017			YTD 2016
	Modified EBITDA	Adjust.	Adjusted EBITDA	Modified EBITDA	Adjust.	Adjusted EBITDA	Modified EBITDA	Adjust.	Adjusted EBITDA	Modified EBITDA	Adjust.	Adjusted EBITDA
Williams Partners	$1,000	$101	$1,101	$1,070	$119	$1,189	$3,208	$114	$3,322	$2,629	$685	$3,314
Other	(61)	73	12	(67)	70	3	(60)	109	49	(534)	533	(1)
Totals	$939	$174	$1,113	$1,003	$189	$1,192	$3,148	$223	$3,371	$2,095	$1,218	$3,313

Definitions of modified EBITDA and adjusted EBITDA and schedules reconciling to net income are included in this news release.

Williams Partners Segment
Comprised of our consolidated master limited partnership, WPZ, Williams Partners segment includes gas pipeline and midstream businesses. The gas pipeline business includes interstate natural gas pipelines and pipeline joint project investments. The midstream business provides natural gas gathering, treating, processing and compression services; NGL production, fractionation, storage, marketing and transportation; deepwater production handling and crude oil transportation services; and is comprised of several wholly owned and partially owned subsidiaries and joint project investments.

Williams Partners reported third-quarter 2017 Modified EBITDA of $1 billion, a decrease of $70 million from third-quarter 2016. Adjusted EBITDA decreased by $88 million to $1.101 billion. The unfavorable change in Modified EBITDA was driven primarily by the absence of results associated with the Geismar olefins facility, which was sold July 6, 2017, and the partnership's former Canadian business, which was sold in September 2016. In addition, results were negatively impacted by impairments of assets, largely offset by the gain related to the sale of the Geismar facility. The impairments and gain on sale are excluded from Adjusted EBITDA. The current year also reflected an unfavorable impact of approximately $8 million from Hurricanes Harvey and Irma.

Year-to-date, Williams Partners reported Modified EBITDA of $3.208 billion, an increase of $579 million over the same nine-month reporting period in 2016. Adjusted EBITDA was $3.322 billion, an $8 million increase over the corresponding nine-month reporting period. The favorable change in Modified EBITDA was driven primarily by increased fee-based revenues from expansion projects and gains on the sale of assets and equity investments. The current year also benefited from improved commodity margins, higher fee-based revenues, lower selling, general and administrative (SG&A) expenses and increased proportional EBITDA from joint ventures. These favorable results were partially offset by higher impairment losses on assets between the periods and the reduced contribution related to the previously mentioned sales.

Williams Partners’ complete financial results for third-quarter 2017 are provided in the earnings news release issued today by Williams Partners.

Other Segment
Williams’ Other segment reported third-quarter 2017 Modified EBITDA of ($61) million, an improvement of $6 million from third-quarter 2016 due primarily to the absence of unfavorable results from certain former Canadian operations that were sold in September 2016, partially offset by a $68 million impairment of an NGL pipeline in the Gulf Coast region in 2017. Adjusted EBITDA realized a $9 million improvement to $12 million.

Year-to-date, Williams’ Other segment reported Modified EBITDA of ($60) million, an increase of $474 million primarily reflecting the absence of a $406 million impairment charge in 2016 associated with our former Canadian business, partially offset by $91 million of impairments in 2017, including the previously described impairment of an NGL pipeline. The increase also reflects the absence of unfavorable results from our former Canadian operations and a decrease in expenses associated with our evaluation of strategic alternatives. Adjusted EBITDA realized a $50 million improvement to $49 million.

Atlantic Sunrise Update

On Sept. 18, 2017, Williams Partners reported that construction is now underway in Pennsylvania on the greenfield portion of the Atlantic Sunrise pipeline project - an expansion of the existing Transco natural gas pipeline to connect abundant Marcellus gas supplies with markets in the Mid-Atlantic and Southeastern U.S. The partnership anticipates pipeline and compressor station construction to last approximately 10 months, weather permitting. Additionally, Williams Partners also placed a portion of the project into early service on Sept. 1, 2017, providing 400,000 dth/day of firm transportation service on Transco's existing mainline facilities to various delivery points as far south as Choctaw County, Alabama. The partial service milestone is the result of recently completed modifications to existing Transco facilities in Virginia and Maryland designed to further accommodate bi-directional flow on the existing Transco pipeline system.

Additional Notable Recent Accomplishments
On Oct. 12, 2017, Williams Partners announced the execution of agreements with Southwestern Energy Company (NYSE: SWN) (“Southwestern”) to expand its services to Southwestern in the Appalachian Basin of West Virginia where Williams Partners has established a strong operational footprint. The agreements call for Williams Partners to deliver gas processing, fractionation, and liquids handling services in Southwestern’s Wet Gas Acreage in the Marcellus and Upper Devonian Shale along with gas gathering services for Southwestern in its South Utica Dry Gas Acreage. Williams Partners will provide Southwestern with 660 million cubic feet per day (MMcf/d) of processing capacity to serve a 135,000-acre dedication in Southwestern’s Wet Gas Acreage in the Marcellus and Upper Devonian Shale in Marshall and Wetzel counties in West Virginia. As a result of this agreement, Williams Partners expects to further build out its Oak Grove processing facility for Southwestern’s expanding production of wet gas. The Oak Grove processing facility has the ability to expand by an additional 1.8 Bcf/d of gas processing capacity.
On Oct. 9, 2017, Williams Partners announced that it has placed into service an expansion of its Transco pipeline system to increase natural gas delivery capacity to New York City by 115,000 dekatherms per day in time for the 2017/2018 heating season. The New York Bay Expansion provides additional firm transportation capacity for much-needed incremental natural gas supplies to National Grid, the largest distributor of natural gas in the northeastern U.S. The company provides service to 1.8 million customers in Brooklyn, Queens, Staten Island and Long Island. The New York Bay Expansion is the fourth of Williams Partners’ projected five fully-contracted Transco expansion projects to be placed into service this year, combining with Gulf Trace, Hillabee Phase 1 and the Dalton Expansion to add more than 2.5 million dekatherms per day capacity to the Transco pipeline system so far in 2017. The partnership continues to target a fourth-quarter 2017 in-service date for its fifth Transco expansion this year - the Virginia Southside II project.

Williams' Credit Profile Improvement including Debt Reduction Update
The company continued to strengthen its balance sheet and credit profile during the quarter with $144 million reduction of the Williams Companies' corporate-level debt in addition to the nearly $2.1 billion debt reduction at Williams Partners. As of the end of third-quarter 2017, Williams had corporate level debt of $4.6 billion, in addition to Williams Partners' debt of $16.5 billion. Year-to-date, consolidated cash and cash equivalents increased by $1.0 billion to $1.17 billion, which the company intends to use primarily to fund growth capital expenditures and long-term investments at Williams Partners.

Guidance
The Guidance previously provided at our Analyst Day event on May 11, 2017, remains unchanged. Williams plans to announce its 2018 Guidance as part of the release of its fourth-quarter 2017 financial results.

Williams’ Third-Quarter 2017 Materials to be Posted Shortly; Q&A Webcast Scheduled for Tomorrow
Williams’ third-quarter 2017 financial results package will be posted shortly at www.williams.com. Note: the analyst package is included at the back of this news release.

Williams and Williams Partners will host a joint Q&A live webcast on Thursday, Nov. 2 at 9:30 a.m. Eastern Time (8:30 a.m. Central Time). A limited number of phone lines will be available at (877) 830-2641. International callers should dial (785) 424-1809. The conference ID is 8089866. The link to the webcast, as well as replays of the webcast, will be available for at least 90 days following the event at www.williams.com.

Form 10-Q
The company plans to file its third-quarter 2017 Form 10-Q with the Securities and Exchange Commission (SEC) this week. Once filed, the document will be available on both the SEC and Williams websites.

Non-GAAP Measures
This news release may include certain financial measures – Adjusted EBITDA, adjusted income (“earnings”), adjusted earnings per share, cash available for dividends and other uses, WMB economic DCF, dividend coverage ratio, and economic coverage ratio – that are non-GAAP financial measures as defined under the rules of the SEC.

Our segment performance measure, Modified EBITDA, is defined as net income (loss) before income (loss) from discontinued operations, income tax expense, net interest expense, equity earnings from equity-method investments, other net investing income, impairments of equity investments and goodwill, depreciation and amortization expense, and accretion expense associated with asset retirement obligations for nonregulated operations. We also add our proportional ownership share (based on ownership interest) of Modified EBITDA of equity-method investments.

Adjusted EBITDA further excludes items of income or loss that we characterize as unrepresentative of our ongoing operations. Management believes these measures provide investors meaningful insight into results from ongoing operations.

Cash available for dividends and other uses is defined as cash received from our ownership in WPZ and Adjusted EBITDA from our Other segment, less interest, taxes and maintenance capital expenditures associated with our Other segment. We also calculate the ratio of cash available for dividends to the total cash dividends paid (dividend coverage ratio). This measure reflects our cash available for dividends relative to actual cash dividends paid. We further adjust these metrics to include Williams’ proportional share of WPZ’s distributable cash flow in excess of distributions, resulting in WMB economic DCF and economic coverage ratio.

This news release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses these financial measures because they are accepted financial indicators used by investors to compare company performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the Company’s assets and the cash that the business is generating.

Neither Adjusted EBITDA, adjusted income, or cash available for dividends and other uses are intended to represent cash flows for the period, nor are they presented as an alternative to net income or cash flow from operations. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.

About Williams
Williams (NYSE: WMB) is a premier provider of large-scale infrastructure connecting U.S. natural gas and natural gas products to growing demand for cleaner fuel and feedstocks. Headquartered in Tulsa, Okla., Williams owns approximately 74 percent of Williams Partners L.P. (NYSE: WPZ). Williams Partners is an industry-leading, large-cap master limited partnership with operations across the natural gas value chain including gathering, processing and interstate transportation of natural gas and natural gas liquids. With major positions in top U.S. supply basins, Williams Partners owns and operates more than 33,000 miles of pipelines system wide – including the nation’s largest volume and fastest growing pipeline – providing natural gas for clean-power generation, heating and industrial use. Williams Partners’ operations touch approximately 30 percent of U.S. natural gas. www.williams.com

Forward-Looking Statements
The reports, filings, and other public announcements of The Williams Companies, Inc. (Williams) may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act). These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions, and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

All statements, other than statements of historical facts, included herein that address activities, events or developments that we expect, believe or anticipate will exist or may occur in the future, are forward-looking statements. Forward-looking statements can be identified by various forms of words such as “anticipates,” “believes,” “seeks,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “might,” “goals,” “objectives,” “targets,” “planned,” “potential,”

“projects,” “scheduled,” “will,” “assumes,” “guidance,” “outlook,” “in-service date” or other similar expressions. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management and include, among others, statements regarding:

•	Expected levels of cash distributions by Williams Partners L.P. (WPZ) with respect to limited partner interests;

•	Levels of dividends to Williams stockholders;

•	Future credit ratings of Williams, WPZ, and their affiliates;

•	Amounts and nature of future capital expenditures;

•	Expansion and growth of our business and operations;

•	Expected in-service dates for capital projects;

•	Financial condition and liquidity;

•	Business strategy;

•	Cash flow from operations or results of operations;

•	Seasonality of certain business components;

•	Natural gas and natural gas liquids prices, supply, and demand;

•	Demand for our services.

Forward-looking statements are based on numerous assumptions, uncertainties and risks that could cause future events or results to be materially different from those stated or implied herein. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:

•	Whether WPZ will produce sufficient cash flows to provide expected levels of cash distributions;

•	Whether we are able to pay current and expected levels of dividends;

•	Whether WPZ elects to pay expected levels of cash distributions and we elect to pay expected levels of dividends;

•	Whether we will be able to effectively execute our financing plan;

•	Whether we will be able to effectively manage the transition in our board of directors and management as well as successfully execute our business restructuring;

•	Availability of supplies, including lower than anticipated volumes from third parties served by our business, and market demand;

•	Volatility of pricing including the effect of lower than anticipated energy commodity prices and margins;

•	Inflation, interest rates, and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on customers and suppliers);

•	The strength and financial resources of our competitors and the effects of competition;

•	Whether we are able to successfully identify, evaluate and timely execute our capital projects and other investment opportunities in accordance with our forecasted capital expenditures budget;

•	Our ability to successfully expand our facilities and operations;

•	Development and rate of adoption of alternative energy sources;

•	The impact of operational and developmental hazards, unforeseen interruptions, and the availability of adequate insurance coverage;

•
The impact of existing and future laws, regulations, the regulatory environment, environmental liabilities, and litigation, as well as our ability to obtain necessary permits and approvals, and achieve favorable rate proceeding outcomes;

•	Our costs and funding obligations for defined benefit pension plans and other postretirement benefit plans;

•	Changes in maintenance and construction costs;

•	Changes in the current geopolitical situation;

•	Our exposure to the credit risk of our customers and counterparties;

•
Risks related to financing, including restrictions stemming from debt agreements, future changes in credit ratings as determined by nationally-recognized credit rating agencies and the availability and cost of capital;

•	The amount of cash distributions from and capital requirements of our investments and joint ventures in which we participate;

•	Risks associated with weather and natural phenomena, including climate conditions and physical damage to our facilities;

•	Acts of terrorism, including cybersecurity threats, and related disruptions;

•	Additional risks described in our filings with the Securities and Exchange Commission (SEC).

Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. We disclaim any obligations to and do not intend to update the above list or announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.

In addition to causing our actual results to differ, the factors listed above may cause our intentions to change from those statements of intention set forth herein. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.

Because forward-looking statements involve risks and uncertainties, we caution that there are important factors, in addition to those listed above, that may cause actual results to differ materially from those contained in the forward-looking statements. For a detailed discussion of those factors, see Part I, Item 1A. Risk Factors in our Annual Report on Form 10-K filed with the SEC on February 22, 2017.

# # #

Non-GAAP Reconciliations,
Financial Highlights, and Operating Statistics

(UNAUDITED)

Final

September 30, 2017

Reconciliation of Income (Loss) Attributable to The Williams Companies, Inc. to Adjusted Income
(UNAUDITED)

	2016					2017
(Dollars in millions, except per-share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	Year

Income (loss) attributable to The Williams Companies, Inc. available to common stockholders	$(65)	$(405)	$61	$(15)	$(424)	$373	$81	$33	$487

Income (loss) - diluted earnings (loss) per common share	$(.09)	$(.54)	$.08	$(.02)	$(.57)	$.45	$.10	$.04	$.59
Adjustments:
Williams Partners
Estimated minimum volume commitments	$60	$64	$70	$(194)	$—	$15	$15	$18	$48
Impairment of certain assets	—	389	—	22	411	—	—	1,142	1,142
Ad valorem obligation timing adjustment	—	—	—	—	—	—	—	7	7
Organizational realignment-related costs	—	—	—	24	24	4	6	6	16
Loss related to Canada disposition	—	—	32	2	34	(3)	(1)	4	—
Severance and related costs	25	—	—	12	37	9	4	5	18
Constitution Pipeline project development costs	—	8	11	9	28	2	6	4	12
Potential rate refunds associated with rate case litigation	15	—	—	—	15	—	—	—	—
ACMP Merger and transition costs	5	—	—	—	5	—	4	3	7
Share of impairment at equity-method investments	—	—	6	19	25	—	—	1	1
Gain on asset retirement	—	—	—	(11)	(11)	—	—	(5)	(5)
Geismar Incident adjustments	—	—	—	(7)	(7)	(9)	2	8	1
Gain on sale of Geismar Interest	—	—	—	—	—	—	—	(1,095)	(1,095)
Gains from contract settlements and terminations	—	—	—	—	—	(13)	(2)	—	(15)
Accrual for loss contingency	—	—	—	—	—	9	—	—	9
Gain on early retirement of debt	—	—	—	—	—	(30)	—	3	(27)
Gain on sale of RGP Splitter	—	—	—	—	—	—	(12)	—	(12)
Expenses associated with Financial Repositioning	—	—	—	—	—	—	2	—	2
Expenses associated with strategic asset monetizations	—	—	—	2	2	1	4	—	5
Total Williams Partners adjustments	105	461	119	(122)	563	(15)	28	101	114
Other
Impairment of certain assets	—	406	—	8	414	—	23	68	91
Loss related to Canada disposition	—	—	33	(1)	32	1	—	—	1
Canadian PDH facility project development costs	34	11	16	—	61	—	—	—	—
Gain on sale of certain assets	(10)	—	—	—	(10)	—	—	—	—
Expenses associated with strategic alternatives	6	13	21	7	47	1	3	5	9
ACMP Merger and transition costs	2	—	—	—	2	—	—	—	—
Severance and related costs	1	—	—	4	5	—	—	—	—
Expenses associated with Financial Repositioning	—	—	—	—	—	8	—	—	8
Total Other adjustments	33	430	70	18	551	10	26	73	109
Adjustments included in Modified EBITDA	138	891	189	(104)	1,114	(5)	54	174	223

Adjustments below Modified EBITDA
Impairment of equity-method investments - Williams Partners	112	—	—	318	430	—	—	—	—
Gain on disposition of equity-method investment - Williams Partners	—	—	(27)	—	(27)	(269)	—	—	(269)
Interest expense related to potential rate refunds associated with rate case litigation - Williams Partners	3	—	—	—	3	—	—	—	—
Accelerated depreciation related to reduced salvage value of certain assets - Williams Partners	—	—	—	4	4	—	—	—	—
Change in depreciable life associated with organizational realignment - Williams Partners	—	—	—	(16)	(16)	(7)	—	—	(7)
Interest income on receivable from sale of Venezuela assets - Other	(18)	(18)	—	—	(36)	—	—	—	—
Allocation of adjustments to noncontrolling interests	(83)	(154)	(41)	(76)	(354)	77	(10)	(28)	39
	14	(172)	(68)	230	4	(199)	(10)	(28)	(237)
Total adjustments	152	719	121	126	1,118	(204)	44	146	(14)
Less tax effect for above items	(61)	(202)	(39)	19	(283)	77	(17)	(55)	5
Adjustments for tax-related items (1)	—	34	5	—	39	(127)	—	—	(127)

Adjusted income available to common stockholders	$26	$146	$148	$130	$450	$119	$108	$124	$351
Adjusted diluted earnings per common share (2)	$.03	$.19	$.20	$.17	$.60	$.14	$.13	$.15	$.42
Weighted-average shares - diluted (thousands)	751,040	751,297	751,858	752,818	751,761	826,476	828,575	829,368	828,150

(1) The second and third quarters of 2016 include a favorable adjustment related to the reversal of a cumulative anticipatory foreign tax credit. The first quarter of 2017 includes an unfavorable adjustment related to the release of a valuation allowance.

(2) The sum of earnings per share for the quarters may not equal the total earnings per share for the year due to changes in the weighted-average number of common shares outstanding.

Reconciliation of "Net Income (Loss)" to “Modified EBITDA” and Non-GAAP “Adjusted EBITDA”
(UNAUDITED)

	2016					2017
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	Year

Net income (loss)	$(13)	$(505)	$131	$37	$(350)	$569	$193	$125	$887
Provision (benefit) for income taxes	2	(145)	69	49	(25)	37	65	24	126
Interest expense	291	298	297	293	1,179	280	271	267	818
Equity (earnings) losses	(97)	(101)	(104)	(95)	(397)	(107)	(125)	(115)	(347)
Impairment of equity-method investments	112	—	—	318	430	—	—	—	—
Other investing (income) loss - net	(18)	(18)	(28)	1	(63)	(272)	(2)	(4)	(278)
Proportional Modified EBITDA of equity-method investments	189	191	194	180	754	194	215	202	611
Depreciation and amortization expenses	445	446	435	437	1,763	442	433	433	1,308
Accretion for asset retirement obligations associated with nonregulated operations	7	8	9	7	31	7	9	7	23
Modified EBITDA	$918	$174	$1,003	$1,227	$3,322	$1,150	$1,059	$939	$3,148

Williams Partners	$955	$604	$1,070	$1,235	$3,864	$1,132	$1,076	$1,000	$3,208
Other	(37)	(430)	(67)	(8)	(542)	18	(17)	(61)	(60)
Total Modified EBITDA	$918	$174	$1,003	$1,227	$3,322	$1,150	$1,059	$939	$3,148

Adjustments included in Modified EBITDA (1):

Williams Partners	$105	$461	$119	$(122)	$563	$(15)	$28	$101	$114
Other	33	430	70	18	551	10	26	73	109
Total Adjustments included in Modified EBITDA	$138	$891	$189	$(104)	$1,114	$(5)	$54	$174	$223

Adjusted EBITDA:

Williams Partners	$1,060	$1,065	$1,189	$1,113	$4,427	$1,117	$1,104	$1,101	$3,322
Other	(4)	—	3	10	9	28	9	12	49
Total Adjusted EBITDA	$1,056	$1,065	$1,192	$1,123	$4,436	$1,145	$1,113	$1,113	$3,371

(1) Adjustments by segment are detailed in the "Reconciliation of Income (Loss) Attributable to The Williams Companies, Inc. to Adjusted Income," which is also included in these materials.

Dividend Coverage Ratio
(UNAUDITED)

	2016					2017
(Dollars in millions, except per share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	Year

Distributions from WPZ (accrued / “as declared” basis) (1)	$513	$513	$522	$597	$2,145	$421	$421	$421	$1,263
Other Segment Adjusted EBITDA (2)	(14)	(12)	(13)	(4)	(43)	28	9	12	49
Corporate interest	(66)	(67)	(68)	(67)	(268)	(66)	(65)	(66)	(197)
Subtotal	433	434	441	526	1,834	383	365	367	1,115
WMB cash tax rate	0%	-1%	0%	1%	0%	0%	0%	2%	1%
WMB cash taxes (excludes cash taxes paid by WPZ)	2	3	—	(7)	(2)	—	—	(7)	(7)
Other Segment Maintenance Capital	(6)	(4)	—	(1)	(11)	(3)	(5)	(5)	(13)
WMB cash available for dividends and other uses (3)	$429	$433	$441	$518	$1,821	$380	$360	$355	$1,095
WMB dividends paid	(480)	(481)	(150)	(150)	(1,261)	(248)	(248)	(248)	(744)
Excess cash available after dividends	$(51)	$(48)	$291	$368	$560	$132	$112	$107	$351

Dividend per share	$0.6400	$0.6400	$0.2000	$0.2000	$1.6800	$0.3000	$0.3000	$0.3000	$0.9000

Coverage ratio (1)(4)	0.89	0.90	2.94	3.45	1.44	1.53	1.45	1.43	1.47

(1) Cash distributions for the first quarter of 2016 was increased by $10 million in order to exclude the impact of the IDR waiver associated with the WPZ merger termination fee from the determination of coverage ratios. Cash distributions for the third quarter of 2016 was increased by $150 million in order to exclude the impact of the IDR waiver associated with the sale of the Canadian operations.

(2) For periods prior to 2017, includes only former Williams NGL & Petchem Services segment.
(3) As previously announced, effective with the third quarter of 2016, Williams reduced its regular dividend from $0.64 per share to $0.20 per share to support Williams' plan to reinvest a portion of the cash available for dividends and other uses into Williams Partners. Effective with the first quarter of 2017, Williams increased its regular dividend from $0.20 per share to $0.30 per share as part of the Financial Repositioning announced in the first quarter of 2017.

(4) WMB cash available for dividends and other uses / WMB dividends paid.

Consolidated Statement of Operations
(UNAUDITED)

	2016					2017
(Dollars in millions, except per-share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	Year

Revenues:
Service revenues	$1,229	$1,202	$1,247	$1,493	$5,171	$1,261	$1,282	$1,310	$3,853
Product sales	431	534	658	705	2,328	727	642	581	1,950
Total revenues	1,660	1,736	1,905	2,198	7,499	1,988	1,924	1,891	5,803
Costs and expenses:
Product costs	318	401	461	545	1,725	579	537	504	1,620
Operating and maintenance expenses	391	394	394	401	1,580	368	389	400	1,157
Depreciation and amortization expenses	445	446	435	437	1,763	442	433	433	1,308
Selling, general, and administrative expenses	221	158	177	167	723	161	153	138	452
Gain on sale of Geismar Interest	—	—	—	—	—	—	—	(1,095)	(1,095)
Impairment of certain assets	8	802	1	62	873	1	25	1,210	1,236
Other (income) expense - net	15	23	92	5	135	4	6	24	34
Total costs and expenses	1,398	2,224	1,560	1,617	6,799	1,555	1,543	1,614	4,712
Operating income (loss)	262	(488)	345	581	700	433	381	277	1,091
Equity earnings (losses)	97	101	104	95	397	107	125	115	347
Impairment of equity-method investments	(112)	—	—	(318)	(430)	—	—	—	—
Other investing income (loss) - net	18	18	28	(1)	63	272	2	4	278
Interest incurred	(306)	(306)	(304)	(301)	(1,217)	(287)	(280)	(275)	(842)
Interest capitalized	15	8	7	8	38	7	9	8	24
Other income (expense) - net	15	17	20	22	74	74	21	20	115
Income (loss) before income taxes	(11)	(650)	200	86	(375)	606	258	149	1,013
Provision (benefit) for income taxes	2	(145)	69	49	(25)	37	65	24	126
Net income (loss)	(13)	(505)	131	37	(350)	569	193	125	887
Less: Net income (loss) attributable to noncontrolling interests	52	(100)	70	52	74	196	112	92	400
Net income (loss) attributable to The Williams Companies, Inc.	$(65)	$(405)	$61	$(15)	$(424)	$373	$81	$33	$487

Diluted earnings (loss) per common share:
Net income (loss) (1)	$(.09)	$(.54)	$.08	$(.02)	$(.57)	$.45	$.10	$.04	$.59

Weighted-average number of shares (thousands)	750,322	750,649	751,858	750,954	750,673	826,476	828,575	829,368	828,150

Common shares outstanding at end of period (thousands)	750,484	750,599	750,757	750,934	750,934	826,239	826,398	826,723	826,723
Market price per common share (end of period)	$16.07	$21.63	$30.73	$31.14	$31.14	$29.59	$30.28	$30.01	$30.01
Cash dividends declared per share	$.64	$.64	$.20	$.20	$1.68	$.30	$.30	$.30	$.90

(1) The sum of earnings (loss) per share for the quarters may not equal the total earnings (loss) per share for the year due to changes in the weighted-average number of common shares outstanding.

Williams Partners
(UNAUDITED)

	2016					2017
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	Year

Revenues:
Service revenues	$1,226	$1,210	$1,252	$1,485	$5,173	$1,256	$1,277	$1,304	$3,837
Product sales	428	530	655	705	2,318	727	642	581	1,950
Total revenues	1,654	1,740	1,907	2,190	7,491	1,983	1,919	1,885	5,787

Segment costs and expenses:
Product costs	317	403	463	545	1,728	579	537	504	1,620
Operating and maintenance expenses	374	379	377	386	1,516	353	376	387	1,116
Selling, general, and administrative expenses	181	139	147	163	630	156	154	140	450
Gain on sale of Geismar Interest	—	—	—	—	—	—	—	(1,095)	(1,095)
Impairment of certain assets	6	396	1	54	457	1	2	1,142	1,145
Other segment costs and expenses	10	10	43	(13)	50	(44)	(11)	9	(46)
Total segment costs and expenses	888	1,327	1,031	1,135	4,381	1,045	1,058	1,087	3,190
Proportional Modified EBITDA of equity-method investments	189	191	194	180	754	194	215	202	611
Modified EBITDA	955	604	1,070	1,235	3,864	1,132	1,076	1,000	3,208
Adjustments	105	461	119	(122)	563	(15)	28	101	114
Adjusted EBITDA	$1,060	$1,065	$1,189	$1,113	$4,427	$1,117	$1,104	$1,101	$3,322
Statistics for Operated Assets
Interstate Transmission
Throughput (Tbtu)	1,132.8	983.9	1,040.0	1,073.1	4,229.8	1,158.1	1,053.0	1,094.9	3,306.0
Avg. daily transportation volumes (Tbtu)	12.5	10.8	11.3	11.7	11.6	12.8	11.6	11.9	12.1
Avg. daily firm reserved capacity (Tbtu)	15.0	14.5	14.6	14.7	14.7	15.8	16.2	17.1	16.4

Gathering and Processing
Gathering volumes (Bcf per day) - Consolidated (1)	8.24	8.13	8.39	8.21	8.25	7.86	7.98	8.20	8.02
Gathering volumes (Bcf per day) - Non-consolidated (2)	3.74	3.69	3.67	3.80	3.73	4.10	4.12	3.87	4.03
Plant inlet natural gas volumes (Bcf per day) - Consolidated (1)	3.46	3.40	3.66	3.47	3.50	2.92	2.98	3.08	2.99
Plant inlet natural gas volumes (Bcf per day) - Non-consolidated (2)	0.56	0.54	0.60	0.60	0.57	0.54	0.53	0.39	0.49

Consolidated (1)
Ethane margin ($/gallon)	$.08	$.02	$.06	$—	$.04	$.03	$.01	$.03	$.02
Non-ethane margin ($/gallon)	$.20	$.36	$.25	$.39	$.29	$.45	$.41	$.45	$.44
NGL margin ($/gallon)	$.15	$.20	$.18	$.27	$.20	$.33	$.25	$.29	$.29

Ethane equity sales (Mbbls/d)	22	26	23	15	22	11	17	17	15
Non-ethane equity sales (Mbbls/d)	35	29	40	34	34	29	26	25	27
NGL equity sales (Mbbls/d)	57	55	63	49	56	40	43	42	42

Ethane production (Mbbls/d)	49	61	56	48	54	40	53	49	47
Non-ethane production (Mbbls/d)	103	100	120	107	108	90	93	99	94
NGL production (Mbbls/d)	152	161	176	155	162	130	146	148	141

Non-consolidated (2)
NGL equity sales (Mbbls/d)	5	5	5	5	5	5	4	5	5
NGL production (Mbbls/d)	17	19	21	21	20	21	22	22	22

Petrochemical Services
Geismar ethylene sales volumes (million lbs)	423	391	419	405	1,638	266	300	—	566
Geismar ethylene margin ($/lb) (3)	$.13	$.15	$.21	$.15	$.16	$.19	$.13	$—	$.16
Canadian propylene sales volumes (million lbs)	33	8	46	—	87	—	—	—	—
Canadian alky feedstock sales volumes (million gallons)	7	2	6	—	15	—	—	—	—

Overland Pipeline Company (2)
NGL transportation volumes (Mbbls)	16,814	18,410	18,535	18,078	71,837	18,338	20,558	21,015	59,911

(1) Excludes volumes associated with equity-method investments that are not consolidated for financial reporting purposes.
(2) Includes 100% of the volumes associated with operated equity-method investments.
(3) Ethylene margin and ethylene margin per pound are calculated using financial results determined in accordance with GAAP, which include realized ethylene sales prices and ethylene COGS. Realized sales and COGS per unit metrics may vary from publicly quoted market indices or spot prices due to various factors, including, but not limited to, basis differentials, transportation costs, contract provisions, and inventory accounting methods.

Capital Expenditures and Investments
(UNAUDITED)

	2016					2017
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	Year

Capital expenditures:
Williams Partners	$463	$518	$491	$472	$1,944	$509	$540	$638	$1,687
Other	50	38	17	2	107	2	5	6	13
Total(1)	$513	$556	$508	$474	$2,051	$511	$545	$644	$1,700

Purchases of investments:
Williams Partners	$63	$59	$10	$45	$177	$52	$27	$24	$103
Other	—	—	—	—	—	—	—	—	—
Total	$63	$59	$10	$45	$177	$52	$27	$24	$103

Summary:
Williams Partners	$526	$577	$501	$517	$2,121	$561	$567	$662	$1,790
Other	50	38	17	2	107	2	5	6	13
Total	$576	$615	$518	$519	$2,228	$563	$572	$668	$1,803

Capital expenditures incurred and purchases of investments:
Increases to property, plant, and equipment	$525	$495	$448	$444	$1,912	$569	$591	$666	$1,826
Purchases of investments	63	59	10	45	177	52	27	24	103
Total	$588	$554	$458	$489	$2,089	$621	$618	$690	$1,929

(1) Increases to property, plant, and equipment	$525	$495	$448	$444	$1,912	$569	$591	$666	$1,826
Changes in related accounts payable and accrued liabilities	(12)	61	60	30	139	(58)	(46)	(22)	(126)
Capital expenditures	$513	$556	$508	$474	$2,051	$511	$545	$644	$1,700

Depreciation and Amortization and Other Selected Financial Data
(UNAUDITED)

	2016					2017
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	Year

Depreciation and amortization:
Williams Partners	$435	$432	$426	$427	$1,720	$433	$423	$424	$1,280
Other	10	14	9	10	43	9	10	9	28
Total	$445	$446	$435	$437	$1,763	$442	$433	$433	$1,308

Other selected financial data:
Cash and cash equivalents	$164	$135	$77	$170		$639	$1,918	$1,172

Total assets	$48,807	$48,124	$47,288	$46,835		$47,512	$48,770	$46,120

Capital structure:
Debt
Commercial paper	$135	$196	$2	$93		$—	$—	$—
Current	$976	$786	$785	$785		$—	$1,951	$502
Noncurrent	$23,701	$24,394	$23,932	$22,624		$21,825	$21,325	$20,567
Stockholders’ equity	$5,691	$4,830	$4,860	$4,643		$8,444	$8,306	$8,109
Debt to debt-plus-stockholders’ equity ratio	81.3%	84.0%	83.6%	83.5%		72.1%	73.7%	72.2%

Cash distributions received from interests in:
Williams Partners L.P.
General partner	$15	$216	$224	$78	$533	$—	$—	$—	$—
Limited partner	289	288	289	295	1,161	597	421	422	1,440
	$304	$504	$513	$373	$1,694	$597	$421	$422	$1,440